Exhibit 99.1

Contact:
CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
Marvin (Mickey) Goldwasser	David M. Henderson
Open Solutions Inc.	Open Solutions Inc.
860.652.3153	860.652.3155
mgoldwasser@opensolutions.com	ir@opensolutions.com
Open Solutions Reports Record Second Quarter 2005 Revenues and EBITDA
up 116% and 119%
- Signed Contract Value for the Second Quarter Increased 62% over Same Period of the Prior Year -
Glastonbury, Conn., July 27, 2005 – Open Solutions Inc. (Nasdaq: OPEN), a provider of integrated enabling technologies for financial institutions throughout the United States and Canada, today reported financial results for the three months and six months ended June 30, 2005.
Revenue for the second quarter of 2005 increased 116 percent to $47.1 million, from $21.8 million for the second quarter of 2004. Revenues for the six months ended June 30, 2005 increased 98 percent to $84.8 million, from $42.8 million for the same period of the prior year.
Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2005 increased 119 percent to $9.2 million, from $4.2 million for the second quarter of 2004. EBITDA for the six months ended June 30, 2005 increased 101 percent to $16.7 million, from $8.3 million for the same period of the prior year. Net income for the three months ended June 30, 2005 was $0.18 per diluted share compared to $0.10 per diluted share on a pro forma basis for the same period of the prior year assuming a 40 percent effective tax rate for that period, or $0.16 per diluted share as reported with a 4 percent effective tax rate. Net income for the six months ended June 30, 2005 was $0.32 per diluted share compared to $0.20 per diluted share on a pro forma basis for the same period of the prior year assuming a 40 percent effective tax rate for that period, or $0.32 per diluted share as reported with a 5 percent effective tax rate. A reconciliation of EBITDA and pro forma 2004 earnings per share, assuming a 40 percent effective tax rate in 2004, to GAAP results is provided as part of this press release.
The Company is providing non-GAAP financial measures because the Company believes that these figures are helpful in allowing individuals to more accurately assess the ongoing financial performance of the business. The Company uses the presented non-GAAP financial measures internally to focus management on period-to-period changes in the Company’s core business. Therefore, the Company believes that this information is meaningful when considered in connection with the information contained in the GAAP presentation of financial information.
Open Solutions’ Chairman and CEO, Louis Hernandez, Jr. said, “The second quarter of 2005 was another quarter of impressive growth for Open Solutions. We saw strong demand for our products as demonstrated by not only total revenue more than doubling compared to the second quarter of 2004, which includes a 64 percent growth in license revenue, but also 62 percent growth in signed contract value and 80 percent growth in pro forma EPS over the same period last year. We expect continued growth for the rest of 2005, driven by increased recurring revenues and strong momentum in both our core processing and complementary product businesses. Looking out to 2006, we believe that increased demand for our products outside of the United States, especially in Canada, will be an added driver as we seek to expand our business internationally.”
Second Quarter 2005 Highlights
•	Signed new contracts valued at $36.4 million in the second quarter of 2005 compared to $22.4 million in the first quarter of 2005 and $22.5 million in the second quarter of the prior year, representing an increase of 63 percent over the first quarter of 2005 and 62 percent over the second quarter of the prior year. We define contract value as total revenues to be received over the life of the contract for all elements of the contract, including license, hardware, installation, maintenance and other services, and do not include contract renewals in this figure.

•	Completed the acquisitions of SOSystems, a provider of in-house core data processing and services to credit unions, and Financial Data Solutions, Inc., a provider of image and remittance item processing, and image statement and rendering services.

•	Expanded our technology product and service offerings through the launch of the Interaction Management Center (IMC) product and the enhancement of the FTI Financial Technologies’ Financial Accounting Suite.

•	Signed our first Canadian core contract with Community Savings, a credit union in Red Deer, Alberta, Canada with assets of C$1.8 billion.

•	Increased recurring revenue for the second quarter of 2005 to 63 percent of total revenue from 52 percent for the second quarter of 2004. Recurring revenue also increased for the six months ended June 30, 2005 to 65 percent of total revenue from 51 percent for the six months ended June 30, 2004. We define recurring revenue as revenue from maintenance and data center hosting contracts and the quarterly minimum payments from our resellers.

•	Internal revenue growth was 22 percent for the second quarter of 2005. Internal revenue growth percentages are measured as the increase in revenue for the current period less “acquired revenue from acquisitions” divided by revenues from the prior period plus “annualized revenue from acquisitions.”

Internal Growth Calculation	Three Months Ended
	June 30,
	2005	2004

Revenues for period (1)	$47,087	$21,820
Acquired revenues from acquisitions (2)	(19,133)	NA
Annualized revenues from acquisitions (3)	NA	1,183

Adjusted internal revenues for period	$27,954	$23,003

(1) Includes revenue from FiTech and EastPoint Technologies, LLC, which are acquired companies with products no longer being marketed. The revenue recognized from these business units was $3.9 million for the three months ended June 30, 2005 and, when EastPoint’s revenue is annualized, $4.0 million for the three months ended June 30, 2004. If these business units are excluded from the calculation above, the Company’s internal growth for the three months ended June 30, 2005 would be 27%.
(2) Includes 2005 revenue related to business units acquired since June 30, 2004, which are re:Member Data Services, Inc., Omega Systems of North America, LLC, Datawest Solutions, Inc., CGI’s US Services to Credit Unions business unit, SOSystems, and Financial Data Solutions, Inc.
(3) Includes the incremental revenue for the three months ended June 30, 2004 used to annualize that period’s revenue related to business units acquired in that period to show the effect as if those business units were included in Open Solutions’ operating results for the full period. The business unit acquired in this period was EastPoint.
2005 Business Outlook
The following statements are forward looking and actual results may differ materially. Our guidance includes the effect of all acquisitions completed to date, but does not give effect to any additional potential mergers or acquisitions that the Company may consummate in 2005.
Third Quarter 2005
The Company expects revenues in the range of $47.5 and $49.5 million, net income between $4.4 and $4.9 million, EBITDA between $10.8 and $11.6 million and earnings per diluted share between $0.20 and $0.21. For purposes of comparison, the fully taxed earnings per diluted share, assuming an effective tax rate of 40%, for the third quarter of 2004 would have been $0.14.

Full Year 2005
The Company expects revenues in the range of $183.7 and $188.8 million (compared to our previous expected revenue range of $177.0 and $185.0 million), net income between $17.4 and $18.4 million (compared to our previous expected net income range of $16.5 and $18.4 million), EBITDA between $42.3 and $44.0 million (compared to our previous expected EBITDA range of $40.0 and $43.5 million) and earnings per diluted share between $0.79 and $0.84 (compared to our previous expected earnings per diluted range of $0.76 and $0.84). On a pro forma basis, earnings per diluted share, assuming an effective tax rate of 40% for our full year 2004, would have been $0.53. The above guidance for full year 2005 does not include the effect of expensing stock options. The Company will begin expensing stock options as currently mandated by the Financial Accounting Standards Board on a prospective basis starting January 1, 2006.
About Open Solutions Inc.
Open Solutions Inc. offers a fully featured strategic product platform that integrates core data processing applications, built on a single centralized Oracle® relational database, with Internet banking, cash management, CRM/business intelligence, financial accounting tools, Check 21, electronic image/item processing, payment and loan origination solutions. Open Solutions’ full suite of products and services allows banks, thrifts and credit unions in the United States and Canada to better compete in today’s aggressive financial services marketplace, and expand and tap their trusted financial relationships, client affinity, community presence and personalized service.
For more information about Open Solutions, or its financial product line, contact Mickey Goldwasser by email at mgoldwasser@opensolutions.com, by phone at 860.652.3153 or via fax at 860.652.3156. For Investor Relations issues please contact David Henderson by email at ir@opensolutions.com or by phone at 860.652.3155. Visit Open Solutions’ Internet site at www.opensolutions.com.
Open Solutions Inc.® is a registered trademark of Open Solutions Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2005 Open Solutions Inc. All rights reserved.

Safe Harbor Statement
Statements made in this press release that state Open Solutions Inc.’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Open Solutions Inc. undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Open Solutions Inc.’s actual results to differ materially from those projected in such forward-looking statements. Factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, governmental and technological factors affecting the banking and credit union industry and/or Open Solutions Inc.’s operations, markets, products, services, prices and other factors set forth under the heading “Factors Affecting Future Operating Results” in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2005, as filed with the Securities and Exchange Commission.

OPEN SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenues:
Software license	$11,349	$6,914	$19,254	$13,355
Service, maintenance and hardware	35,738	14,906	65,559	29,415

Total revenues	47,087	21,820	84,813	42,770

Cost of revenues:
Software license	1,638	1,223	2,828	2,543
Service, maintenance and hardware	18,741	7,862	33,943	15,597

Total cost of revenues	20,379	9,085	36,771	18,140

Gross profit	26,708	12,735	48,042	24,630

Operating expenses:
Sales and marketing	6,003	3,400	10,808	6,299
Product development	5,080	2,221	9,105	4,183
General and administrative	9,169	4,108	16,762	8,217

Total operating expenses	20,252	9,729	36,675	18,699

Income from operations	6,456	3,006	11,367	5,931
Interest and other income (expense), net	(40)	274	(27)	522

Income before income taxes	6,416	3,280	11,340	6,453
Income tax provision	(2,581)	(141)	(4,540)	(312)

Net income	$3,835	$3,139	$6,800	$6,141

Net income per common share
—Basic	$0.20	$0.18	$0.35	$0.35
—Diluted (Note 1)	$0.18	$0.16	$0.32	$0.32
Shares used to compute net income per common share
—Basic	19,373	17,905	19,412	17,411
—Diluted	25,399	19,789	24,638	19,405

Pro forma 2004 net income and earnings per share calculation:
Income before income taxes	$6,416	$3,280	$11,340	$6,453
Income tax provision (assuming 40% tax rate for 2004)	(2,581)	(1,312)	(4,540)	(2,581)

Pro forma net income	$3,835	$1,968	$6,800	$3,872

Pro forma net income per common share
—Basic	$0.20	$0.11	$0.35	$0.22
—Diluted	$0.18	$0.10	$0.32	$0.20

Reconciliation of net income to EBITDA:
Net income	$3,835	$3,139	$6,800	$6,141
Interest and other income (expense), net	40	(274)	27	(522)
Income tax provision	2,581	141	4,540	312
Depreciation and amortization	2,764	1,193	5,342	2,329

EBITDA	$9,220	$4,199	$16,709	$8,260

Note 1- Diluted earnings per share for the three months ended June 30, 2005 includes the impact of the convertible notes, which is calculated by adding back to net income the tax effected interest cost associated with the convertible notes and by adding the if-converted shares to the shares used to compute net income per share. For the three months ended June 30, 2005, 4,964,204 if-converted shares were added to the shares used to compute net income per share, and for the six months ended June 30, 2005, 4,086,555 if-converted shares were added to the shares used to compute net income per share. The six month number is a weighted average because the convertible note offering closed during the first quarter of 2005.

OPEN SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30,	December 31,
	2005	2004

Assets
Current assets:
Cash and investments	$153,897	$62,183
Accounts receivable, net	33,912	19,975
Prepaid expenses and other current assets	8,521	5,989
Deferred tax assets	11,757	12,356

Total current assets	208,087	100,503
Fixed assets, net	17,170	14,410
Intangible assets, net	42,819	37,379
Goodwill	96,668	66,548
Deferred tax asset	2,830	4,560
Other assets	7,064	2,074

Total assets	$374,638	$225,474

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,885	$2,521
Accrued expenses	16,671	15,338
Deferred revenue, current portion	26,929	21,586
Long-term debt from customers, current portion	—	1,239
Capital lease obligations, current portion	296	735
Total current liabilities	47,781	41,419

Convertible notes payable	144,061	—
Deferred revenue, less current portion	3,190	2,706
Other long-term liabilities	1,619	1,300
Long-term debt from customers, less current portion	—	1,736

Total liabilities	196,651	47,161
Total stockholders’ equity	177,987	178,313

Total liabilities and stockholders’ equity	$374,638	$225,474